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                                                           Exhibit 1-A(3)(a)


                                 SALES AGREEMENT

         AGREEMENT dated as of January 31, 1995, by and between Separate Account VUL-2, established pursuant to Article XIV-1/2 of the Illinois Insurance Code (the "Separate Account"), of The American Franklin Life Insurance Company, an Illinois legal reserve stock life insurance corporation ("American Franklin"), and Franklin Financial Services Corporation, a Delaware corporation ("Franklin Financial");

                               W I T N E S S E T H :

         WHEREAS, pursuant to a Sales Agreement of even date herewith, Franklin Financial has been appointed the exclusive principal underwriter of the Separate Account in respect of interests in the Separate Account issued under American Franklin's EquiBuilder II-TM- flexible premium variable life insurance policies; and
         WHEREAS, the Separate Account and Franklin Financial desire to enter into an agreement setting forth the terms on which Franklin Financial will act as principal underwriter for the Separate Account in respect of interests in the Separate Account issued under American Franklin's EquiBuilder III-TM- flexible premium variable life insurance policies (the "Policies");

         NOW, THEREFORE, it is hereby agreed as follows:

         1. SERVICES TO BE PROVIDED AND EXPENSES TO BE ASSUMED BY FRANKLIN FINANCIAL. Franklin Financial will act as the exclusive principal underwriter (as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) for the Separate Account in respect of interests in the Separate Account issued under the Policies. Until the termination of the employment of Franklin Financial as principal underwriter for the Separate Account pursuant to the terms hereof, Franklin Financial will provide, or provide for, in its offices all services and will assume all expenses required for the sale of those Policies of American Franklin that depend in whole or in part on the investment performance of the Separate Account and are sold prior to such termination.


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         In the event that the employment of Franklin Financial as principal underwriter for the Separate Account is terminated, Franklin Financial will thereafter continue to assume any continuing sales expense and to provide any continuing sales service required in connection with such Policies.

         Notwithstanding anything to the contrary in the foregoing, however, Franklin Financial shall not be obligated to pay, and the Separate Account shall pay, (i) taxes, if any, based on the income of, capital gains of assets in, or existence of, the Separate Account, (ii) taxes, if any, in connection with the acquisition, disposition or transfer of assets of the Separate Account, (iii) commissions, sales charges or other capital items payable in connection with the purchase or sale of the Separate Account's investments, and (iv) interest on account of any borrowings by the Separate Account.

         The services of Franklin Financial to the Separate Account under this Agreement are not to be deemed exclusive and Franklin Financial shall be free to render similar services to others, including without limitation such other separate accounts as are now or may hereafter be established by American Franklin or any of its affiliates.

         2. COMPENSATION TO BE PAID TO FRANKLIN FINANCIAL. For providing the services set forth above, Franklin Financial shall receive and accept as full compensation therefor the amounts described as sales expense deductions from premiums and as contingent deferred sales charges in the prospectus (the "Prospectus") forming a part of the Registration Statement filed by the Separate Account under the Securities Act of 1933, as amended, with respect to the Policies.

           3. INTERESTED AND AFFILIATED OFFICERS. It is understood that members of the Board of Directors, officers, employees or agents of American Franklin and its affiliates may also be directors, officers, employees or agents of Franklin Financial.

           4. FORM OF CONTRACTS. As long as Franklin Financial is acting as principal underwriter for the Separate Account hereunder, Franklin Financial and American Franklin will have the exclusive right as between them and the Separate Account to determine the form and substance of the Policies, subject to all applicable provisions of federal and state law.

           5. LIABILITY OF FRANKLIN FINANCIAL. In the absence of gross negligence or willful misconduct in the performance of its duties, or of reckless disregard of its obligations and duties under this



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Agreement, neither Franklin Financial nor any of its officers, directors, employees or agents shall be subject to liability for any act or omission in the course of, or connected with, rendering services or performing its obligations hereunder.

           6. TERM OF AGREEMENT. The employment of Franklin Financial as principal underwriter for the Separate Account pursuant to the terms of this Agreement shall continue in effect from year to year from the date hereof unless terminated as provided below. The employment of Franklin Financial as principal underwriter for the Separate Account pursuant to the terms hereof as well as the provisions of this Agreement relating to such employment shall immediately terminate in the event of the assignment of this Agreement (within the meaning of the 1940 Act), and the employment of Franklin Financial as principal underwriter for the Separate Account pursuant to the terms hereof as well as the provisions of this Agreement relating to such employment may be terminated at any time by either party without the payment of any penalty on not more than 60 days' nor less than 30 days, notice to the other. Such notice shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Sales Agreement to be executed as of the day and year first above written.

                                     SEPARATE ACCOUNT VUL-2 OF THE
                                     AMERICAN FRANKLIN LIFE INSURANCE
                                     COMPANY

                                     By:      THE AMERICAN FRANKLIN LIFE
                                              INSURANCE COMPANY, Depositor


                                     By:      _______________________________
                                              Name:    Stephen P. Horvat, Jr.
                                              Title:   Senior Vice President
                                                       General Counsel and
                                                         Secretary

                                              FRANKLIN FINANCIAL SERVICES
                                                      CORPORATION


                                     By:      ______________________________
                                              Name:  Thomas J. Byerly
                                              Title:  President